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                                                                      EXHIBIT 99


                                                          CONTACT: MARC ROWLAND,
                                                         CHIEF FINANCIAL OFFICER
                                                                  (405) 879-9232

FOR IMMEDIATE RELEASE                             TOM PRICE, JR.,VICE PRESIDENT-
SEPTEMBER 27, 1999                                         CORPORATE DEVELOPMENT
                                                                  (405) 879-9257


                     CHESAPEAKE ENERGY CORPORATION PROVIDES
                              THIRD QUARTER OUTLOOK

OKLAHOMA CITY, OKLAHOMA, SEPTEMBER 27, 1999 - Chesapeake Energy Corporation (NYSE: CHK), one of the 15 largest independent natural gas producers in the U.S., today announced that higher than projected production volumes and increasing oil and natural gas prices during the quarter should produce greater revenue, cash flow, and earnings than earlier projected. Compared to previous projections of third quarter production levels of 30 billion cubic feet of natural gas equivalent (bcfe) and projected quarterly natural gas equivalent pricing of $2.20 per thousand cubic feet of natural gas equivalent (mcfe), Chesapeake expects to generate 5% higher volumes and benefit from 10% higher realized prices.

                             DRILLING PROGRAM UPDATE

The primary reason for Chesapeake's higher than expected production volumes in the third quarter is the success of the company's drilling program, especially in the Mid-Continent where the company is actively developing its estimated 1,000 undrilled location inventory with 7-8 rigs. Highlights for the quarter include the following:

Mid-Continent Chesapeake's Mid-Continent drilling is focused in the Sahara area (NW Oklahoma, depths from 6-8,000 feet), the Oklahoma Panhandle (depths from 6-8,000 feet), the Watonga-Chickasha Trend (Western Oklahoma, depths from 10-14,000 feet) and Southern Oklahoma (Golden Trend, Bradley, Knox, Chitwood, and Cement fields, depths from 7-17,000 feet). Chesapeake's Mid-Continent development program is scheduled to receive 50% of the company's budgeted drilling expenditures in the fourth quarter of 1999 and in 2000.

Chesapeake began drilling in the Sahara area in mid-1998 after completing the DLB Oil and Gas and Hugoton Energy acquisitions. To date in 1999, the company has drilled 89 Sahara wells with a 97% success rate. Representative of the attractive upside potential of this area are two recent completions, the London 4-18 and Dallett 1-15. These wells are each producing an average of 1,700 mcfe per day and are projected to produce estimated ultimate reserves (EUR) of 1.6 bcfe per well. Excellent finding costs of approximately $0.23 per mcfe are associated with these two wells. In general, Chesapeake is budgeting for completed well costs of $300,000 and estimated average reserves of 0.6 bcfe in Sahara,


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for an estimated average finding cost of $0.65 per mcfe. The company plans to drill 60-70 additional wells in Sahara during the balance of 1999 and in 2000.

Recently completed in Chesapeake's Oklahoma Panhandle area are the Hennigh 1-21, Malone 1-27, and Berends 1-29. During the first 30 days of production, these wells have averaged 2,300 mcfe per day and are projected to produce EUR of 2.0 bcfe per well. Average completed well costs for these three wells were $370,000, generating average finding costs of $0.20 per mcfe. Chesapeake has plans to drill an additional 30-40 Oklahoma Panhandle wells during 1999 and in 2000. Proforma finding costs for this area are similar to those in Sahara.

The company also owns over 500,000 acres of undeveloped leasehold in the prolific Southern Oklahoma fields of the Golden Trend, Bradley, Knox, Chitwood, and Cement. These fields have collectively produced more than eight trillion cubic feet of natural gas equivalent (tcfe) to date and the company believes at least one tcfe of additional reserves are yet to be discovered from these fields using today's advanced drilling and completion technologies.

Chesapeake's three most recent Southern Oklahoma completions, the Alcott 1-4, Gleneagles 1-27 and Maxine 2-28, have been completed as significant producers. During the first 30 days of production, the Alcott averaged 15,000 mcfe, the Gleneagles 7,400 mcfe, and the Maxine 2,400 mcfe. Chesapeake plans to drill or participate in an additional 10-20 wells in Southern Oklahoma during the remainder of 1999 and in 2000.

Canada The 750,000 gross undeveloped acres owned by Chesapeake in the Helmet area of far northeast British Columbia provide the company with an excellent platform to continue generating production gains and reserve increases in Canada in the years ahead. With the increased export capacity provided by the growing Canadian pipeline infrastructure combined with declining transportation costs, Chesapeake expects its Canadian production to add significantly to its revenues in 2000. The company plans to drill 15-20 wells in its 1999/2000 winter drilling season, all of which will target the Jean Marie formation at a depth of approximately 4,000'. Chesapeake's Canadian drilling program will account for 10% of the company's budgeted drilling expenditures in 2000 with estimated finding costs of $0.45 per mcfe.

Gulf Coast Chesapeake's third core area is located along the onshore Gulf Coast in Texas and Louisiana. The centerpiece of this core area is the company's ongoing development of its extensive leaseholdings in the central Texas counties of Montgomery, Grimes and Washington, especially in the Independence area. Chesapeake's three most recent successful Independence completions are the Tiemann #1-H with an EUR of 16.4 bcfe, the Weiss #1-H with an EUR of 12.1 bcfe, and the Hahn #2-H with an EUR of 12.4 bcfe. In Independence, finding costs are budgeted for $0.55 per mcfe based on well costs of $3.3 million and proforma reserves of 7.5 bcfe. The company is currently drilling the Carmona #1-H and anticipates reporting on this well in its third quarter earnings press release.

Also in the Gulf Coast area, Chesapeake plans to spud several Wharton County, Texas wells that will target the 9,400 Yegua formation and the 19,000' Deep Wilcox formation. Chesapeake believes its numerous 3-D seismically delineated drillsites located under the


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company's 33,000 acres of leasehold in Wharton County have potential unrisked reserves of 250 bcfe.

Chesapeake's Louisiana Gulf Coast drilling target is the Tuscaloosa formation, where estimated per well reserves of 20-25 bcfe are projected. The company's next Tuscaloosa well is scheduled for either late in the fourth quarter of 1999 or in the first quarter of 2000. Chesapeake's Gulf Coast drilling program is budgeted to receive approximately 20% of the company's drilling expenditures in the fourth quarter of 1999 and in 2000.

                            ASSET DISPOSITION UPDATE

Chesapeake has maintained its status as one of the industry's lowest operating cost producers ($0.38 in lifting costs per mcfe in the first half of 1999) through its concentration of highly productive natural gas assets in three core operating areas. To further reduce these costs, the company's now completed 1999 disposition strategy has been focused on selling high-cost assets outside of these core areas. During the third quarter, Chesapeake has closed an estimated $25 million in property sales, with an additional $11 million disposition scheduled to close in October 1999.

                               MANAGEMENT SUMMARY

Aubrey K. McClendon, Chesapeake's Chairman and CEO, commented, "With the company's transformation to more consistently predictable drilling results and lower finding costs, it is important to note that 86% of Chesapeake's year 2000 production will come from the company's proved developed reserves. Using current finding costs from Chesapeake's refocused drilling program, capital expenditures needed to maintain 130 bcfe of production are projected to be only $100-$110 million. With projected 2000 capital expenditures of $180 million ($130 million for drilling and $50 million for acquisitions), the remaining $70-$80 million provides significant production and reserve growth potential.

Furthermore, in the second half of 1999 and through 2000, Chesapeake's shareholders should continue to benefit from the company's significant leverage to strong natural gas prices. We expect Chesapeake's 87% natural gas orientation and over 1.1 trillion cubic feet of proved natural gas equivalent reserves to provide excellent financial returns in the years ahead. Illustrating our leverage to higher gas prices, for each $0.10 increase in natural gas, Chesapeake's annual earnings, cash flow, and ebitda increase by approximately $0.10 per share and net asset value increases by approximately $0.50 per share."

Chesapeake will release its complete third quarter 1999 results before the opening of the market on Friday, October 29, 1999. A conference call will follow at 10:00 EST. Additional conference call details will be provided in mid-October.

The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate. Those statements, and Chesapeake Energy Corporation's business and prospects, are subject to a number of risks, including production variances from expectations, uncertainties about estimates of reserves, volatility of oil and gas prices, the need to develop and replace reserves, the substantial capital expenditures required to fund operations, environmental risks, drilling and operating risks, risks related to exploratory and developmental drilling, competition, government regulation, and the ability of the company to implement its business strategy. These and other risks are described in the company's documents and reports that are available from the United States Securities and Exchange Commission,


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including the report filed on Form 10-K for the year ended December 31, 1998 and the report filed on Form 10-Q for the quarter ended June 30, 1999.

Chesapeake Energy Corporation is an independent natural gas producer headquartered in Oklahoma City. The company's operations are focused on developmental drilling and property acquisitions in the Mid-Continent region of the United States. The company's Internet address is www.chesapeake-energy.com.


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